EXHIBIT 1.2


                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED


                   PPLUS 8.25% TRUST CERTIFICATES SERIES FMC-1

                                 TERMS AGREEMENT


                                                           March 10, 2003


To:   Merrill Lynch Depositor, Inc.
      World Financial Center
      North Tower
      New York, New York 10281
      Attention:  Barry N. Finkelstein


Ladies and Gentlemen:

       We understand that Merrill Lynch Depositor, Inc., a Delaware corporation (the "Company"), proposes to issue and sell 1,600,000 PPLUS 8.25% Trust Certificates Series FMC-1 at a $25 Stated Amount per Trust Certificate (the "Underwritten Securities").

       Subject to the terms and conditions set forth below and subject to the terms of the Purchase Agreement which are incorporated by reference herein, we offer to purchase the principal amount of Underwritten Securities at the purchase price set forth below.

       The Underwritten Securities shall have the following terms:


Title:  PPLUS 8.25% Trust Certificates Series FMC-1

Ratings:  BBB from Standard & Poor's and Baa1 from Moody's

Amount: 1,600,000 Trust Certificates

Denominations:  $25 and integral multiples thereof

Currency of payment:  U.S. dollars

Distribution rate or formula: Holders of Trust Certificates will be entitled to distributions at 8.25% per annum through July 16, 2031, unless the Trust Certificates are redeemed or called prior to such date.

Cut-off Date:  March 13, 2003

Distribution payment dates:  January 16 and July 16, commencing July 16, 2003

Regular record dates: As long as the Underlying Securities are represented by one or more global certificated securities, the record day will be the close of business on the Business Day prior to the relevant distribution payment dates, unless a different record date is established for the Underlying Securities. If the Underlying Securities are no longer represented by one or more global certificated securities, the distribution payment date will be at least one Business Day prior to the relevant distribution payment dates.

Stated maturity date:  July 16, 2031

Sinking fund requirements:  None

Conversion provisions:  None

Listing requirements:  Listed on the New York Stock Exchange

Black-out provisions:  None

Fixed or Variable Price Offering: Fixed Price Offering

Purchase price:  $25 per Trust Certificate

Form: Book-entry Trust Certificates with The Depository Trust Company, except in certain limited circumstances

Closing date and location: March 13, 2003, Shearman & Sterling, 599 Lexington Avenue, New York, New York

       Please accept this offer no later than 10:00 A.M. (New York City time) on March 13, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                 Very truly yours,

                                 MERRILL LYNCH, PIERCE, FENNER & SMITH
                                 INCORPORATED

                                 By /s/ Barry N. Finkelstein
                                    ---------------------------
                                    Authorized Signatory



Accepted:

MERRILL LYNCH DEPOSITOR, INC.


By /s/ Barry N. Finkelstein
   ---------------------------
   Name:  Barry N. Finkelstein
   Title: President